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                                                                    EXHIBIT 99.A

                         S T A T E  O F  M I C H I G A N

                  BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                    * * * * *

In the matter of the application of       )
CMS ENERGY CORPORATION, a Michigan        )
corporation, for certification pursuant to)                 Case No. U-11610
Section 33(a)(2) of the Public Utility    )
Holding Company Act of 1935               )
------------------------------------------)

         At the January 28, 1998 meeting of the Michigan Public Service Commission in Lansing, Michigan.

                           PRESENT:     Hon. John G. Strand, Chairman
                                        Hon. John C. Shea, Commissioner
                                        Hon. David A. Svanda, Commissioner

                                      ORDER
                                      -----

         On December 23, 1997, CMS Energy Corporation (CMS) filed an application requesting certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

         CMS is an international energy corporation. Its principal subsidiary is Consumers Energy Company (Consumers), a combination electric and gas utility located entirely in the state of Michigan.

         In its application, CMS points out that although the Commission has issued 15 certifications pursuant to 15 USC 79z-5b in response to CMS applications, CMS has made investments in only two foreign utilities. CMS believes that there are additional potential

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investment opportunities in foreign utility companies throughout the world. In this application, CMS seeks a Commission certification that will permit it to pursue additional equity investments in foreign utility companies in 1998, not to exceed $800 million. CMS agrees to provide the Commission with 30 days' notice of all investments in increments of $100 million. CMS states that the $800 million will constitute only 8.4% of CMS's 1997 year end assets.

         CMS represents that it is exempt from PUHCA. It further represents that its foreign investment subsidiaries are or will be foreign utility companies that are exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated public utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that the commission intends to exercise that authority. CMS therefore requests that the Commission grant that certification with respect to Consumers.

         CMS states that any investments will remain separate from CMS, Consumers, and any United States based subsidiaries. CMS asserts that the proposed transaction will not have any effect on Consumers' day-to-day utility services or rates and will not have a material detrimental effect on the financial viability, capital structure, or cost of capital of CMS or Consumers. It says that no utility assets of Consumers or assets of any Consumers subsidiary will be pledged or encumbered for this investment. It commits that CMS and its affiliates will not seek recovery of the direct or indirect costs of the investments from Michigan ratepayers and that the proposed transaction will have no effect on the tax revenues of Michigan political subdivisions in which any structure, facility, or equipment of CMS or its subsidiaries is located. CMS will make

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available books and records reasonably necessary for the Commission to determine that Michigan ratepayers are not being adversely affected. It acknowledges that a grant of certification is not approval of any transaction or a finding that any transaction is reasonable.

         After a review of the application, the Commission finds that it is appropriate to certify that as to $800 million in foreign investments in 1998, it has the authority and resources under Michigan law to protect Michigan's utility ratepayers and that it lends to exercise that authority. The Commission also finds that ex parte approval is appropriate. The Commission grants the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on condition that CMS and Consumers not seek to recover from Michigan ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certification is not approval or endorsement of any transaction. Finally, each time CMS and its affiliates have cumulatively invested another $50 million or more in foreign utility investments, CMS shall provide the Commission with written notice within 30 days.

         The Commission FINDS that:

         a.   Jurisdiction is pursuant to 1909 PA 106, as amended, MCL
              460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended,
              MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as
              amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

         b. With respect to the amount and type of transactions described in CMS's

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              application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

         c.   Ex parte approval is appropriate.

         THEREFORE, IT IS ORDERED that:

         A. The certification requested by CMS Energy Corporation pursuant to 15 USC 79z-5b is granted. With respect to the amount and type of transactions described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

         B. Each time CMS Energy Corporation and its affiliates have cumulatively invested another $50 million or more in foreign utility investments, CMS Energy Corporation shall provide the Commission with written notice within 30 days.

         The Commission reserves jurisdiction and may issue further orders as necessary.

         Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                            MICHIGAN PUBLIC SERVICE COMMISSION


                  (S E A L)                 /s/ John G. Strand
                                            ------------------------------------
                                            Chairman


By its action on January 28, 1998           /s/ John C. Shea
                                            ------------------------------------
                                            Commissioner


/s/ Dorothy Wideman                         /s/ David A. Svanda
-------------------                         ------------------------------------
Its Executive Secretary                     Commissioner

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